Exhibit 5.1

August 11, 2023

Greenfire Resources Ltd.

1900 - 205 5th Avenue SW

Calgary, AB T2P 2V7

Dear Sirs/Mesdames:

Re:	Registration Statement on Form F-4 of Greenfire Resources Ltd.

We have acted as local counsel in the Province of Alberta to Greenfire Resources Ltd. (the “Company”), a corporation existing under the laws of the Province of Alberta, in connection with the Registration Statement on Form F-4 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the proposed issuance by the Company of up to: (a) 73,779,303 common shares (the “Transaction Shares”), all pursuant to the terms of the Plan of Arrangement under Section 193 of the Business Corporations Act (Alberta) (“ABCA”) attached as Annex O to the Registration Statement (the “Plan of Arrangement”) and the transactions contemplated by the business combination agreement dated as of December 14, 2022 (as amended on April 21, 2023 and June 15, 2023) (collectively, the “Business Combination Agreement”) by and among M3-Brigade Acquisition III Corp. (“MBSC”), the Company, DE Greenfire Merger Sub Inc. (“Merger Sub”), 2476276 Alberta ULC (“Canadian Merger Sub”) and Greenfire Resources Inc. (“Greenfire”); (b) 5,000,000 warrants to purchase common shares of the Company (the “Plan Warrants”) which will be issued pursuant to the terms of the Plan of Arrangement, which Plan Warrants are to be governed by a warrant agreement to be entered into as of the Effective Time (the “Warrant Agreement”) by and between the Company, Computershare Inc., and its affiliate, Computershare Trust Company, N.A. (together with Computershare Inc., “Computershare US” or the “Warrant Agent”); (c) 2,526,667 warrants to purchase common shares of the Company (the “Merger Warrants” and collectively with the Plan Warrants, the “Transaction Warrants”) which will be issued pursuant to the terms of the merger of Merger Sub with and into MBSC pursuant to the Business Combination Agreement (the “Merger”), which Merger Warrants are to be governed by an amended and restated warrant agreement to be entered into as of the Effective Time (the “A&R Warrant Agreement”) by and between the Company and Computershare US and an assignment and assumption agreement to be entered into as of the Effective Time (the “Warrant Assignment Agreement” and together with the Warrant Agreement and the A&R Warrant Agreement, the “Warrant Transaction Documents”) among the Company, MBSC, Continental Stock Transfer & Trust Company and Computershare US; and (d) 7,526,667 common shares issuable by the Company in accordance with the terms of the Transaction Warrants and the Warrant Transaction Documents (the “Warrant Shares”). Unless otherwise stated, any terms used in this opinion that are not defined herein have the meanings ascribed to them in the Registration Statement. References to “Effective Time” herein have the meaning ascribed to it in the Plan of Arrangement.

I.	Materials Reviewed

For the purpose of the opinions hereinafter expressed, in our capacity as local counsel for the Company as aforesaid, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such public records, certificates, documents and other materials as we have considered relevant, necessary or advisable, including without limitation, the following documents (collectively, the “Relevant Documents”):

(a)	Amendment No. 4 to the Registration Statement dated August 11, 2023 (including the annexes thereto);

(b)	the Business Combination Agreement;

(c)	the Plan of Arrangement;

(d)	resolutions of the directors of the Company approving, among other things, the Business Combination Agreement and the transactions contemplated thereby, the Plan of Arrangement and the transactions contemplated thereby, and the performance of the Company’s obligations under the Business Combination Agreement and the Plan of Arrangement;

(e)	resolutions of the directors of Greenfire approving, among other things, the Business Combination Agreement and the transactions contemplated thereby, the Plan of Arrangement and the transactions contemplated thereby, and the performance of Greenfire’s obligations under the Business Combination Agreement and the Plan of Arrangement;

(f)	resolutions of the directors of Merger Sub approving, among other things, the Business Combination Agreement and the transactions contemplated thereby, the Plan of Arrangement and the transactions contemplated thereby, and the performance of Merger Sub’s obligations under the Business Combination Agreement and the Plan of Arrangement;

(g)	resolutions of the directors of Canadian Merger Sub approving, among other things, the Business Combination Agreement and the transactions contemplated thereby, the Plan of Arrangement and the transactions contemplated thereby, and the performance of Canadian Merger Sub’s obligations under the Business Combination Agreement and the Plan of Arrangement;

(h)	the special resolutions in writing approved by the requisite majorities of each of the Greenfire Shareholders and the Greenfire Performance Warrantholders in respect of the Business Combination Agreement and the Plan of Arrangement (the “Special Resolutions”), the form of which is attached as Exhibit E to the Business Combination Agreement;

(i)	the forms of Warrant Transaction Documents included in the Registration Statement; and

(j)	a Certificate of Status issued under the laws of the Province of Alberta for the Company on August 10, 2023.

We have not participated in the preparation of any of the Warrant Transaction Documents, nor reviewed any other documentation relating to the issuance and sale of the Warrant Shares as contemplated by the Warrant Transaction Documents except as expressly stated herein. Further, other than our review of the Relevant Documents, we have not undertaken any special or independent investigation to determine the existence or absence of any facts or circumstances relating to the Company, Greenfire, MBSC, Merger Sub, and Canadian Merger Sub. No inference as to our knowledge as to such facts and circumstances should be drawn merely from our representation of the Company and Greenfire.

II.	Assumptions

In giving this opinion, we have assumed:

(a)	the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies;

(b)	the Registration Statement will be effective, will comply with all applicable laws, will be duly authorized, executed and delivered by the Company, and will be filed with the Commission;

(c)	the proxy statement of MBSC included in the Registration Statement (the “Proxy Statement”) will be delivered by MBSC in accordance with applicable securities laws to the MBSC Stockholders and the MBSC Warrantholders;

(d)	the MBSC Stockholders’ Meeting is held as set forth in the Proxy Statement and the Registration Statement and at such MBSC Stockholders’ Meeting the requisite approval of the MBSC Stockholders of the Business Combination Proposal is duly obtained;

(e)	the MBSC Warrantholders’ Meeting is held as set forth in the Proxy Statement and the Registration Statement and at such MBSC Warrantholders’ Meeting the requisite approval of the MBSC Warrantholders of the Warrant Amendment Proposal is duly obtained;

(f)	there are no amendments to the Business Combination Agreement, the Plan of Arrangement, the forms of Warrant Transaction Documents or any of the other Relevant Documents after the date hereof and prior to the Effective Time;

(g)	the Interim Order of the Court of King’s Bench of Alberta (the “Court”) providing for certain procedural matters relating to the Special Resolutions and the Plan of Arrangement granted on July 5, 2023 remains in full force and effect, unamended;

(h)	a Final Order of the Court approving the Plan of Arrangement is granted prior to the Effective Time;

(i)	articles of amendment, articles of amalgamation and articles of arrangement, as applicable, required to be filed to give effect to the Plan of Arrangement (the “Articles of Arrangement”), are in the form prescribed under the ABCA and are filed at the applicable times set forth in the Plan of Arrangement and upon the filing of such Articles of Arrangement and the issuance of the certificate or other proof of filing to be issued by the Registrar pursuant to section 193(11) or section 193(12) of the ABCA in respect of the Articles of Arrangement on the Arrangement Effective Date (the “Certificate”), the Plan of Arrangement becomes effective at the Effective Time;

(j)	the Business Combination Agreement has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, MBSC and is enforceable against MBSC in accordance with its terms under the laws of the State of Delaware;

(k)	the MBSC Private Warrant Agreement has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, each of the parties thereto enforceable against each of them in accordance with its terms under the laws of the State of New York;

(l)	the Warrant Agent is duly appointed, and accepts such appointment under the Warrant Transaction Documents;

(m)	the Warrant Transaction Documents will, at the relevant time for the purposes of the opinions expressed herein, be duly executed and delivered by, and constitute valid and legally binding obligations of, each of the parties thereto enforceable against each of them in accordance with their terms under the laws of the State of New York;

(n)	that insofar as any obligation under any of the Warrant Transaction Documents is to be performed in any jurisdiction outside of the Province of Alberta, its performance will not be illegal or unenforceable by virtue of the laws of that other jurisdiction;

(o)	the terms used in the Warrant Transaction Documents have the same meanings under the laws of the Province of Alberta as they do under the laws of the State of New York and would be interpreted and understood under the laws of the Province of Alberta in the same way as they are interpreted and understood under the laws of the State of New York;

(p)	that at the Effective Time, the Company will have become entitled to and be in possession of all of MBSC’s rights and interests in, and will have become subject to all of MBSC’s obligations under, the MBSC Private Warrant Agreement in the manner contemplated in the Business Combination Agreement and pursuant to the Warrant Transaction Documents;

(q)	the provisions of any instrument evidencing the Transaction Warrants will be consistent in all respects with the provisions of the Warrant Transaction Documents; and

(r)	all required consideration (in whatever form) for the Transaction Shares and the Warrant Shares is paid in money or in property (other than a promissory note or promise to pay) or past service that is not less in value than the fair value equivalent of the money that the Company would have received if the Transaction Shares and Warrant Shares had been issued for money.

III.	Reliance

With respect to the accuracy of factual matters material to this opinion, we have relied upon resolutions, certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

Where our opinion expressed herein refers to the Transaction Shares and Warrant Shares having been issued as being “fully-paid and non-assessable”, such opinion indicates that the holder of such Transaction Shares or Warrant Shares, as applicable, will not, after the issuance to them of such Transaction Shares or Warrant Shares, as applicable, be liable to contribute any further amounts to the Company in order to complete payment for the Transaction Shares or Warrant Shares, as applicable, or to satisfy claims of creditors of the Company. No opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such Transaction Shares and Warrant Shares or as to the adequacy of any consideration received.

IV.	Applicable Laws

We are qualified to practice law in the province of Alberta and we do not express any opinion on any laws other than the laws of the province of Alberta and the laws of Canada applicable therein, in each case in effect on the date hereof.

V.	Opinion

Based upon and relying on the foregoing, and subject to the assumptions and qualifications expressed herein, we are of the opinion that:

(a)	upon the filing of the Articles of Arrangement, the issuance of the Certificate of Arrangement (as defined in the Plan of Arrangement), the occurrence of the Effective Time, and the completion of the Amalgamation and all of the other transactions contemplated by the Plan of Arrangement in accordance with the terms thereof, the Transaction Shares to be issued pursuant to the Plan of Arrangement will be validly issued as fully paid and non-assessable common shares of the Company (“Common Shares”);

(b)	upon the filing of the Articles of Arrangement, the issuance of the Certificate of Arrangement, the occurrence of the Effective Time, and the completion of the Amalgamation and all of the other transactions contemplated by the Plan of Arrangement in accordance with the terms thereof, all necessary corporate action will have been taken by the Company to authorize the issuance of the Transaction Warrants and the execution and delivery of the Warrant Transaction Documents; and

(c)	upon the filing of the Articles of Arrangement, the issuance of the Certificate of Arrangement, the occurrence of the Effective Time, the completion of the Amalgamation and all of the other transactions contemplated by the Plan of Arrangement in accordance with the terms thereof, and the due exercise of the Transaction Warrants in accordance with their terms and the terms of the Warrant Transaction Documents (including receipt by the Company of the consideration therefor), the Warrant Shares will be validly issued as fully paid and non-assessable Common Shares.

VI.       Qualifications

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

In rendering the foregoing opinions, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or its securities or their offering and sale.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By the giving of such consent, we do not admit that we are experts with respect to any part of the Registration Statement, or otherwise, within the meaning of the rules and regulations of the Commission.

This opinion is given as at the date hereof and we disclaim any obligation, responsibility or undertaking to: (a) update this opinion; (b) take into account or inform the addressee or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express; or (c) advise the addressee or any other person of any other change in any matter addressed in this opinion that may come to our attention after the date hereof. Our opinions do not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

Yours truly,

/s/ Burnet, Duckworth & Palmer LLP

Burnet, Duckworth & Palmer LLP

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